Exhibit 99.1

NCR Atleos Appoints Traci Hornfeck as Chief Accounting Officer

ATLANTA -- March 18, 2025 -- NCR Atleos Corporation (NYSE: NATL) (“Atleos” or the “Company”), a leader in expanding self-service financial access for financial institutions, retailers and consumers, today announced that Traci Hornfeck has been appointed as Chief Accounting Officer, effective March 31, 2025.

Ms. Hornfeck joins the Company from Rollins, Inc. (NYSE: ROL), where she has served as Chief Accounting Officer since 2021. Ms. Hornfeck is a dynamic and results-driven executive with nearly 25 years of experience in leading and managing the accounting functions for large public organizations. Prior to Rollins, she served in external reporting and controllership leadership roles at Equifax Inc. (NYSE: EFX), including as the U.S. controller. She began her career at PricewaterhouseCoopers, LLP, where she worked with leading multinational and U.S.-based accounting clients.

“Traci’s experience delivering financial reporting, driving accounting transformation, overseeing technology upgrades and maintaining regulatory compliance make her a strong choice as Atleos’ Chief Accounting Officer,” said Andy Wamser, Executive Vice President and Chief Financial Officer, Atleos. “I look forward to collaborating with Traci to build on the strong foundation Atleos has established during our first full year as an independent public company.”

About Atleos

Atleos (NYSE: NATL) is a leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivalled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. Atleos is headquartered in Atlanta, Georgia, with approximately 20,000 employees globally.

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Media Contact

Scott Sykes

NCR Atleos

scott.sykes@ncratleos.com